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                                                                    EXHIBIT 12.1

                        AMERICAN HEALTH PROPERTIES, INC.

     STATEMENT REGARDING COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)


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
                                       SIX MONTHS
                                     ENDED JUNE 30,
                                          1997         1996      1995      1994       1993      1992
                                     --------------    ----      ----      ----       ----      ----
CONSOLIDATED EARNINGS
  Net Income (Loss)................     $ (1,365)     $44,379   $42,381   $ 9,693    $50,987   $(6,317)
                                        --------      -------   -------   -------    -------   -------
  Add (Deduct):
     Interest Expense..............       10,585       21,842    27,057    26,101     27,269    29,777
     Interest Element of Rentals...           41           75        70        59         57        57
     Extraordinary Loss on Debt
       Prepayment..................       11,427           --        --        --         --        --
                                        --------      -------   -------   -------    -------   -------
          Consolidated Earnings....     $ 23,418      $66,296   $69,508   $35,853    $78,313   $23,517
                                        ========      =======   =======   =======    =======   =======
CONSOLIDATED FIXED CHARGES
  Interest Expense.................       10,585      $21,842   $27,057   $26,101    $27,269   $29,777
  Capitalized Interest.............          201          895       198       883        577       872
  Interest Element of Rentals......           41           75        70        59         57        57
                                        --------      -------   -------   -------    -------   -------
          Consolidated Fixed
            Charges................     $ 10,827      $22,812   $27,325   $27,043    $27,903   $30,706
                                        ========      =======   =======   =======    =======   =======
RATIO OF EARNINGS TO FIXED
  CHARGES..........................         2.16(a)      2.91      2.54      1.33(b)    2.81        (c)
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(a) Decrease in ratio was primarily due to an $11 million impairment loss on
    Psychiatric Group real estate investments and other notes receivable.

(b) Decrease in ratio was primarily due to a $30 million write-down of Psychiatric Group real estate investments.

(c) Earnings did not cover fixed charges by $7.2 million primarily due to a $45 million write-down of Psychiatric Group real estate investments.